UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Smith & Wesson Holding Corporation
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SMITH & WESSON HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 27, 2010
     The Annual Meeting of Stockholders of Smith & Wesson Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., local time, on Monday, September 27, 2010, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:
     1. To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.
     2. To ratify the appointment of BDO USA, LLP (formerly BDO Seidman, LLP), an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2011.
     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
     These items of business are more fully described in the proxy statement accompanying this notice.
     Only stockholders of record at the close of business on August 2, 2010 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
     All stockholders are cordially invited to attend the meeting and vote in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for the purpose of returning your proxy card. You may also vote by telephone or over the Internet by following the instructions on the enclosed proxy card. You may vote in person at the meeting even if you have previously given your proxy.

Sincerely,

Ann B. Makkiya
Secretary

Springfield, Massachusetts
August 23, 2010

SMITH & WESSON HOLDING CORPORATION
2100 Roosevelt Avenue
Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
     The enclosed proxy is being solicited on behalf of Smith & Wesson Holding Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Monday, September 27, 2010, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at 2375 East Camelback Road, Suite 700, Phoenix, Arizona. If you need directions to the location of the meeting, please call (602) 445-8400.
     These proxy materials are first being mailed to stockholders on or about August 26, 2010. Any stockholder whose shares of our common stock are registered in the stockholder’s name with our transfer agent will receive a printed copy of the proxy materials by mail. Any stockholder that holds shares of our common stock in an account at a brokerage firm, bank, or similar organization will receive a printed copy of the proxy materials by mail from the organization holding the stockholder’s account.
     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on September 27, 2010. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2010 annual report for the fiscal year ended April 30, 2010, are available at www.proxyvote.com.
Stockholders Entitled to Vote; Record Date; How to Vote
     Stockholders of record at the close of business on August 2, 2010, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 59,980,060 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
     If, on August 2, 2010, your shares were registered directly in your name with our transfer agent, Interwest Transfer Co., Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet, or by telephone. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.
     If, on August 2, 2010, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting.

However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.
Quorum; Voting; Abstentions; Broker Non-Votes
     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.
     Assuming that a quorum is present, the seven persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote will be required for approval of the ratification of the appointment of BDO USA, LLP (formerly BDO Seidman, LLP), an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2011.
     Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of BDO USA, LLP (formerly BDO Seidman, LLP) as the independent registered public accountant of our company for the fiscal year ending April 30, 2011. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.
     Please note that this year the rules regarding how brokers, banks, or other nominees may vote your shares have changed. Brokers, banks, and other nominees may no longer use discretionary authority to vote shares on the election of directors if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.
     Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.
Voting of Proxies
     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the seven director nominees set forth in this proxy statement and (2) “for” the ratification of the appointment of BDO USA, LLP (formerly BDO Seidman, LLP) as the independent registered public accountant of our company for the fiscal year ending April 30, 2011. If any other matter is properly presented at the meeting, the individuals specified in the proxy card will vote your shares using their best judgment.

Revocability of Proxies
     Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
Solicitation
     We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.
Annual Report and Other Matters
     Our 2010 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission, or SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
     We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our secretary at the address of our executive offices set forth in this proxy statement.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
     Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors currently is fixed at seven. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.
     A board of seven directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
     Our Board of Directors recommends a vote “for” the nominees listed below.
     The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	63	Chairman of the Board
Robert L. Scott	64	Vice Chairman of the Board (1)(3)
Michael F. Golden	56	President, Chief Executive Officer, and Director
Jeffrey D. Buchanan	54	Director (2)(3)
John B. Furman	66	Director (2)(3)
Mitchell A. Saltz	57	Director (1)
I. Marie Wadecki	61	Director (1)(2)

(1)	Member of the Nominations and Corporate Governance Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.
     Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit is a financial and operational consultant. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.
     Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and

Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott is a director of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.
     Michael F. Golden has served as the President and Chief Executive Officer and a director of our company since December 2004. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. We believe Mr. Golden’s position as the President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.
     Jeffrey D. Buchanan has served as a director of our company since November 2004. Mr. Buchanan has been of counsel to the law firm of Ballard Spahr LLP since May 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010, and as a Senior Managing Director of Alare Capital Securities LLC, a registered broker-dealer, from its formation in November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was a principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served as Executive Vice President of Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, from June 1998 until February 2005; as Chief Financial Officer and Treasurer of that company from June 1996 until February 2005; as Secretary of that company from May 1996 until February 2005; as Vice President — Finance, Administration, and Legal of that company from June 1996 until July 1998; and as Vice President — Legal and Administration of that company from May 1996 to June 1996. Mr. Buchanan served from June 1986 until May 1996 as a business lawyer with O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, most recently as a senior member of that firm. Mr. Buchanan was associated with the law firm of Davis Wright Tremaine from 1984 to 1986, and he was a senior staff person at Deloitte & Touche from 1982 to 1984. Mr. Buchanan is a director and Chairman of the Audit Committee of Synaptics Incorporated, a Nasdaq Global Select Market-listed company that is a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, and a director of NuVision U.S., Inc., a privately owned display company. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. We believe Mr. Buchanan’s legal, accounting, and investment banking background, his role as the chief financial officer of a public company, and his public company board service provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.
     John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC, a privately held, environmental solutions company based in Scottsdale, Arizona that serves as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman is a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.
     Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has served as the Executive Chairman of Earth 911, Inc., an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, and its predecessors since 2005 and the Executive Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.
     I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Foundation Board of Trustees. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki maintains the Certificate of Director Education from the Corporate Directors Institute of the National Association of Corporate Directors. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.
     There are no family relationships among any of our directors and executive officers.
CORPORATE GOVERNANCE
Director Independence
     Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Jeffrey D. Buchanan, John B. Furman, Barry M. Monheit, Mitchell A. Saltz, Robert L. Scott, and I. Marie Wadecki is an independent director, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Michael F. Golden is an employee director.
Committee Charters, Corporate Governance Guidelines, and Code of Ethics
     Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.smith-wesson.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our secretary at the address of our executive offices set forth in this proxy statement.

Executive Sessions
     We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.
Board Committees
     Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors.
The Audit Committee
     The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.
     The Audit Committee currently consists of Messrs. Buchanan and Furman and Ms. Wadecki, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Buchanan serves as the Chairman of the Audit Committee. Our Board of Directors has determined that each of Messrs. Buchanan and Furman and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.
The Compensation Committee
     The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Buchanan, Furman, and Scott, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Furman serves as the Chairman of the Compensation Committee.
The Nominations and Corporate Governance Committee
     The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Saltz and Scott and Ms. Wadecki, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

     The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.
Risk Assessment of Compensation Policies and Practices
     We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.
Board’s Role in Risk Oversight
     Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.
     In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our company’s newly appointed Vice President of Internal Audit and Chief Compliance Officer.
     Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.
Board Diversity
     We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

     All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.
Board Leadership Structure
     We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.
     We maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended April 30, 2010, our Compensation Committee consisted of Messrs. Buchanan, Furman, and Scott. Mr. Scott replaced David M. Stone after Admiral Stone’s death in November 2009. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors.
Board and Committee Meetings
     Our Board of Directors held a total of 13 meetings during the fiscal year ended April 30, 2010. During the fiscal year ended April 30, 2010, the Audit Committee held six meetings; the Compensation Committee held ten meetings; and the Nominations and Corporate Governance Committee held six meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.
Annual Meeting Attendance
     We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2009 annual meeting of stockholders.
Communications with Directors
     Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Holding Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers and grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers under our 2004 Incentive Stock Plan. The Compensation Committee from time to time makes recommendations regarding the compensation of employees who are not executive officers.
     The compensation program for our executive officers consists primarily of base salary, performance-based incentive compensation, and long-term incentives in the form of stock-based compensation, including stock options, restricted stock, restricted stock units, and other long-term equity incentives. Our executive officers also participate in other benefit plans, including medical and retirement plans, which generally are available to all regular full-time employees of our company. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.
     Our philosophy is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. We annually establish a performance-based incentive compensation program designed to reward individuals for performance based primarily on our financial results as well as the achievement of corporate and individual objectives that contribute to our long-term goal of building stockholder value. Our stock-based compensation is intended to result in limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our stock appreciates or appreciates above certain levels. Our stock-based compensation is also intended to align the interests of our executive officers with those of our stockholders and to align compensation with the price performance of our common stock. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based philosophy to compensation, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer to be higher than that of our other executive officers, assuming relatively equal achievement of individual performance goals, since our compensation policies set our base salaries, incentive compensation, and stock-based compensation after reviewing those of comparable companies, which generally compensate the chief executive officers at higher levels because of their roles and their importance to overall company success.
     The Compensation Committee generally recommends base salary levels for executive officers of our company at the beginning of each fiscal year and recommends incentive compensation at the end of each fiscal year based upon the performance of our company and our executive officers.
Goals
     The goals of our executive compensation program are as follows:
•	to attract, motivate, and retain highly qualified executives;

•	to reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	to reflect our philosophy of pay-for-performance;

•	to provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	to align compensation to the interests of our company as a whole and its stockholders; and

•	to recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer
     The Compensation Committee reviews and recommends to our Board of Directors the compensation of our Chief Executive Officer and our other executive officers. Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and recommends to our Board of Directors the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. Based on recommendations from our Chief Executive Officer and the determinations of our Compensation Committee, our Compensation Committee, with input from its independent compensation consultants, makes recommendations to our Board of Directors regarding the compensation for our other executive officers.
     At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of our Compensation Committee meetings, including meetings at which our compensation consultants are present. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. Our Compensation Committee also requests our Chief Executive Officer to assess the performance of and our goals for our other executive officers. Although the participation of the Chief Executive Officer could influence performance targets and individual goals, including his own, the Compensation Committee, with the assistance of its compensation consultants, rather than our Chief Executive Officer, makes board recommendations regarding individual and corporate goals and targets. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is discussed.
Compensation Surveys and Compensation Consultants
     In determining compensation levels, we periodically review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other industries, and compensation levels that we deem appropriate to retain and motivate our executive officers. We use this peer group information as a point of reference, but do not benchmark or target our compensation levels against our peer groups.
     From time to time, the Compensation Committee retains the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee.
Base Salary
     We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an executive’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.
     The Compensation Committee independently recommends to the full Board of Directors the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are recommended by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee’s evaluation of the recommendations of the Chief Executive Officer considers the same factors outlined above.

Incentive Compensation
     We annually establish a performance-based incentive compensation program for our executive officers. In establishing a compensation program for any particular year or period, we focus on then current corporate goals and, to a lesser extent, individual goals. Annual incentive compensation is based on our financial performance and the individual responsibilities and performance of our executive officers. Our incentive compensation targets for bonuses for our executive officers are approved by our Board of Directors. Executive officer incentive compensation targets are subject to change based on the Compensation Committee’s periodic reviews of economic, industry, and competitive data, changes in individual responsibility, and our compensation philosophy.
Stock-Based Compensation
     We strongly believe in tying executive rewards directly to our long-term success and increases in stockholder value through stock-based compensation. Our stock-based compensation is intended to result in limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our stock appreciates or appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relationship to our peer companies; and other factors that we deem appropriate from time to time. Historically, our stock-based compensation has been through the grant of stock options and restricted stock units, or RSUs. We generally set vesting levels for stock options and RSUs over multiple year periods to encourage executive retention, and we from time to time establish performance requirements for the vesting of RSUs.
Other Benefits
     Our executive officers are eligible to participate in benefit programs maintained for all of our full-time employees. These programs include medical insurance, a qualified defined investment plan, a non-contributory profit sharing plan, and a medical program.
     In addition, from time to time, our Board of Directors has provided certain of our executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances. In the future, we may provide additional perquisites to our executive officers as an element of their overall compensation. We do not expect these perquisites to be a significant element of our compensation program. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.
Deductibility of Executive Compensation
     We take into account the tax effect of our compensation policies and programs. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

Accounting Considerations
     We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation — Stock Compensation” (formerly SFAS 123(R)). In determining stock-based compensation, we consider the potential expense of those grants under FASB ASC Topic 718 and the impact on our earnings per share.
Policies for the Pricing and Timing of Stock-Based Compensation
     We set the price of all stock-based awards at the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. We grant stock-based compensation to our executive officers annually on scheduled dates. In the case of new hires, grant prices are determined by the closing price of our common stock on the date the employee reports for service. We authorize our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to the Compensation Committee.
Fiscal 2010 Compensation
Compensation Consultants
     We engaged Compensia, Inc. to assist us in the design of our compensation program for fiscal 2010. Compensia identified two categories of companies deemed generally relevant to us: one category consisted of industry peers involved in aerospace and defense, and one category consisted of companies in other industries. The aerospace and defense companies were AeroVironment, Argon ST, Ceradyne, Ducommun, Hawk, Heico, Kratos Defense & Security Solutions, LMI Aerospace, and TransDigm Group. The companies involved in other industries were American Science & Engineering, Artic Cat, Comtech Telecommunications, Drew Industries, EMS Technologies, iRobot, Johnson Outdoors, Ladish, National Presto Industries, and Sturm Ruger. Compensia provided us with the survey results and an analysis of our peer companies; determined our position among the peer companies; developed recommendations and guidelines for the structure of our compensation program; and reviewed the overall compensation package and advised our Compensation Committee regarding the appropriateness of our compensation program.
Base Salaries
     As is our practice, we generally set base salaries for our executive officers at the beginning of the fiscal year. Our fiscal 2010 compensation, including base salaries, focused on the performance of our company and our subsidiaries rather than individual performance. We did not institute increases in the base salary for fiscal 2010 for any of our executive officers; however, we did increase the base salary for Ann B. Makkiya effective April 1, 2009 (the last month of our 2009 fiscal year) to bring Ms. Makkiya’s base salary more in line with our peer companies.
Incentive Compensation
     As a result of the uncertainty of national economic conditions and industry factors, our fiscal 2010 Incentive Compensation Program included two separate and independent six-month performance periods: the first consisting of the first two quarters of fiscal 2010 and the second consisting of the last two quarters of fiscal 2010. The program established a target bonus opportunity equal to a percentage of the base salary of each named executive officer. For each six-month performance period, depending on the achievement of the minimum performance threshold and the level of financial performance of our company during the applicable period, Michael F. Golden, our Chief Executive Officer, had the potential to receive a bonus equal to between 12.5% and 200% of his base salary for the six-month period; William F. Spengler, our Chief Financial Officer, had the potential to receive a bonus equal to between 9.375% and 150% of his base salary for the six-month period; and each other named executive officer had the potential to receive a bonus equal to between 6.25% and 100% of his or her base salary for the six-month period.

     Our 2010 Incentive Compensation Program for the first six-month period of fiscal 2010 established five corporate financial performance measures based on our gross profit, revenue, adjusted EBITDAS, EBITDAS at our Thompson/Center Arms unit, and average inventory balance, weighted 25%, 25%, 30%, 10%, and 10%, respectively, provided that our failure to reach a threshold of at least 80% of the targeted EBITDAS measure would result in no incentive compensation being paid regardless of the achievement of the other performance measures. Any incentive compensation earned by our named executive officers for performance during the first six-month period was not subject to adjustment as a result of performance during the second six-month period. However, the payment under our 2010 Incentive Compensation Program for the first six-month period of fiscal 2010 was subject to the continued employment of each named executive officer at the end of our fiscal year.
     The targets for each of the performance measures for the first six-month period of fiscal 2010 were as follows: gross profit — $54.6 million; revenue — $175.7 million; adjusted EBITDAS — $22.4 million; Thompson/Center Arms EBITDAS — $2.0 million; and average inventory balance — $45.5 million. Assuming the minimum measure for EBITDAS was achieved, a portion of the potential bonus for each measure would be payable for satisfying between 80% and 175% of the measure, with 80% resulting in 50% of the potential incentive compensation for that measure and 175% resulting in 200% of the potential incentive compensation for that measure. Based upon the level of achievement of the performance measures, incentive compensation was paid as follows for the first six-month period of fiscal 2010: Mr. Golden — $300,356; Mr. Spengler — $160,190; Ann B. Makkiya — $53,397; Leland A. Nichols — $100,119; and Kenneth W. Chandler — $82,344. The incentive compensation was 133.5% of Mr. Golden’s base salary for the six-month period, 100.1% of Mr. Spengler’s base salary for the six-month period, and 66.7% of the base salaries of the other named executive officers for the six-month period. P. James Debney and Matthew A. Gelfand did not participate in the program for the first six-month period of fiscal 2010.
     Our 2010 Incentive Compensation Program for the second six-month period of fiscal 2010 was based on company-wide performance measures for Messrs. Golden and Spengler; performance measures for our Firearm Division for Messrs. Debney, Nichols and Chandler and Ms. Makkiya; and performance measures for Universal Safety Response, Inc., or USR, for Mr. Gelfand. The payment under our 2010 Incentive Compensation Program for the second six-month period of fiscal 2010 was subject to the continued employment of each named executive officer at the end of our fiscal year.
     As applied to Messrs. Golden and Spengler, the five corporate performance measures and their respective weights were the same as for the first six-month period of fiscal 2010. The targets for each of the performance measures for the second six-month period, however, were as follows: gross profit — $59.0 million; revenue — $201.5 million; adjusted EBITDAS — $24.8 million; Thompson/Center Arms EBITDAS — breakeven for the full fiscal year; and average inventory balance — $46.2 million; provided, once again, that the failure to reach at least 80% of the targeted EBITDAS measure would result in no incentive compensation being paid. Assuming the minimum measure for EBITDAS was achieved, a portion of the potential bonus for each measure would be payable for satisfying between 80% and 175% of the measure, with 80% resulting in 50% of the potential incentive compensation for that measure and 175% resulting in 200% of the potential incentive compensation for that measure. Based upon the level of achievement of the performance measures, incentive compensation was paid as follows to Messrs. Golden and Spengler for the second six-month period of fiscal 2010: Mr. Golden - $217,721 (96.8% of his base salary for the six-month period); and Mr. Spengler — $116,118 (72.6% of his base salary for the six-month period).
     Our 2010 Incentive Compensation Program for the second six-month period for Messrs. Debney, Nichols and Chandler and Ms. Makkiya focused on the following performance measures for our Firearm Division: gross profit, revenue, EBITDAS, and average inventory balance, weighted 30%, 25%, 35%, and 10%, respectively, provided that the failure to reach at least 80% of the targeted EBITDAS measure would result in no incentive compensation being paid. The targets for each of the performance measures for the second six-month period of fiscal 2010 were as follows: gross profit - $48.0 million; revenue — $164.8 million; EBITDAS — $21.1 million; and average inventory balance - $43.0 million. Assuming the minimum measure for EBITDAS was achieved, a portion of the potential bonus for each measure would be payable for satisfying between 80% and 175% of the measure, with 80% resulting in 50% of the potential incentive compensation for that measure and 175% resulting in 200% of the potential incentive compensation for that measure. Based upon the level of achievement of the performance measures, incentive compensation was paid as follows to Messrs. Debney, Nichols and Chandler and Ms. Makkiya

for the second six-month period of fiscal 2010: Mr. Debney — $83,003; Ms. Makkiya — $42,160; Mr. Nichols — $79,050; and Mr. Chandler — $65,016. The incentive compensation to these named executive officers was equal to 52.7% of their base salary for the six-month period.
     Our 2010 Incentive Compensation Program for the second six-month period for Mr. Gelfand focused on the following performance measures for USR: revenue, EBITDAS, and purchase order generation, weighted 40%, 30%, and 30%, respectively, provided that the failure to reach at least 80% of the targeted EBITDAS measure would result in no incentive compensation being paid. The targets for each of the performance measures for the second six-month period of fiscal 2010 were as follows: revenue — $36.7 million; EBITDAS — $7.1 million; and purchase order generation — $34.1 million. Assuming the minimum measure for EBITDAS was achieved, a portion of the potential bonus for each measure would be payable for satisfying between 80% and 175% of the measure, with 80% resulting in 50% of the potential incentive compensation for that measure and 175% resulting in 200% of the potential incentive compensation for that measure. USR did not achieve the minimum EBITDAS measure, which resulted in no incentive compensation being paid to Mr. Gelfand for the second six-month period of fiscal 2010.
     No incentive compensation was paid to our executive officers for fiscal 2009 as a result of our failure to achieve the operating profit thresholds in place for that fiscal year.
Stock-Based Compensation
     During fiscal 2010, our stock-based compensation to our executive officers took the form of grants of stock options and performance-based RSUs. The amount of stock-based compensation reflects previous grants to our executive officers; each executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each executive officer; the cost to our company; each executive officer’s total compensation in relationship to our peer companies; and changes in corporate positions within our company, including our hire of Messrs. Debney and Gelfand during fiscal 2010. Our stock-based compensation for fiscal 2009 took the form of grants of stock options, and our stock-based compensation for fiscal 2008 took the form of grants of RSUs.
     During fiscal 2010, we granted stock options to purchase the following number of shares to the following named executive officers: 42,000 to Mr. Golden, 36,000 to Mr. Spengler, 100,000 to Mr. Debney in connection with his employment as the President of our Firearm Division, 100,000 to Mr. Gelfand, 30,000 to Ms. Makkiya, 40,000 to Mr. Nichols, and 50,000 to Mr. Chandler. Pursuant to the grants, each executive officer becomes vested as to one-third of the stock options on each of the first, second, and third anniversaries of the date of grant. Each executive officer forfeits the unvested portion, if any, of the stock options if the executive officer’s service to our company is terminated for any reason, except as otherwise set forth in any employment or severance agreement between our company and the named executive officer or as may otherwise be determined by the administrator of our 2004 Incentive Stock Plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.” Upon a change in control of our company not approved by our Board of Directors, the vesting on any unvested stock options will accelerate. In addition, certain of the employment and severance agreements with our named executive officers provide for the acceleration of unvested stock options upon a qualifying change in control of our company. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
     During fiscal 2010, we also granted Mr. Golden performance-based RSUs for a target of 21,500 shares and a maximum amount of 43,000 shares and Mr. Spengler performance-based RSUs for a target of 18,400 shares and a maximum of 36,800 shares. These performance-based RSUs vest based on the relative performance of our common stock against the Nasdaq Composite Index over the three-year period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90 calendar day-period immediately prior to the three year anniversary of the date of grant against the average closing price of our common stock during the 90 calendar day-period immediately following the date of grant) does not exceed the relative performance of the Nasdaq Composite Index (measured based on the average closing price of the Nasdaq Composite Index during the 90 calendar day-period immediately prior to the three year anniversary of the date of grant against the average closing price of the Nasdaq Composite Index during the 90 calendar day-period immediately following the date of grant), then no RSUs subject to the awards will vest. If the relative performance of our common stock exceeds the relative performance of the Nasdaq Composite Index, then the RSUs subject to the awards will vest on a straight-line basis up the maximum award, with 100% of the RSUs subject to the awards (the target number of RSUs) vesting if the relative performance of our common stock exceeds the relative performance of the Nasdaq Composite Index by 10%, and 200% of the RSUs subject to the awards (the maximum number of RSUs) vesting if the relative performance of our common stock exceeds the relative performance of the Nasdaq Composite Index by 20% or more. Upon a change in control of our company prior to the three year anniversary of the date of grant, Messrs. Golden and Spengler will become vested in the number of RSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control against the average closing price of our common stock during the 90 calendar day period immediately following the date of grant; and (ii) the relative performance of the Nasdaq Composite Index will be measured based on the average closing price of the Nasdaq Composite Index during the 90 calendar day-period immediately prior to the change in control against the average closing price of the Nasdaq Composite Index during the 90 calendar day-period immediately following the date of grant.
     In addition to the stock-based compensation granted to Mr. Golden during fiscal 2010, in July 2010 we delivered 26,667 shares of our common stock to Mr. Golden pursuant to an RSU grant that we made to Mr. Golden on November 12, 2007, because our company met the targeted EBITDA less stock compensation expense as established by our Board of Directors for the first six-month period of fiscal 2010. However, because our company did not meet the targeted EBITDA less stock compensation expense as established by our Board of Directors for the second six-month period of fiscal 2010, Mr. Golden forfeited 26,666 RSUs pursuant to the November 12, 2007 grant. For fiscal 2009, because our company did not meet the targeted EBITDA less stock compensation expense as established by our Board of Directors, Mr. Golden forfeited 53,333 RSUs pursuant to the November 12, 2007 grant.
     In fiscal 2009, we granted stock options to purchase the following number of shares to the following named executive officers: 250,000 to Mr. Spengler in connection with his employment as our Executive Vice President and Chief Financial Officer, 25,000 to Mr. Nichols, 20,000 to Mr. Chandler, and 15,000 to Ms. Makkiya. Pursuant to the grants, each executive officer becomes vested as to one-third of the stock options on each of the first, second, and third anniversaries of the date of grant. Each executive officer forfeits the unvested portion, if any, of the stock options if the executive officer’s service to our company is terminated for any reason, except as otherwise set forth in any employment or severance agreement between our company and the named executive officer or as may otherwise be determined by the administrator of our 2004 Incentive Stock Plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.” Upon a change in control of our company not approved by our Board of Directors, the vesting on any unvested stock options will accelerate. In addition, certain of the employment and severance agreements with our named executive officers provide for the acceleration of unvested stock options upon a qualifying change in control of our company. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
Section 162(m)
     None of the compensation arrangements with any of our executive officers exceeded the limits on deductibility under Section 162(m) during our fiscal year ended April 30, 2010.
CEO Compensation
     During fiscal 2010, the Compensation Committee evaluated the factors described above in determining the base salary and other compensation of Mr. Golden. We paid Mr. Golden a base salary during fiscal 2010 in accordance with his employment agreement. We also paid Mr. Golden a bonus of $300,356 for the first six-month period under our fiscal 2010 Incentive Compensation Program and $217,721 for the second six-month period. No bonus was paid to Mr. Golden under our fiscal 2009 Incentive Compensation Program, but we paid Mr. Golden a discretionary bonus of $112,500 for fiscal 2009. During fiscal 2010, we granted Mr. Golden options to purchase 42,000 shares of our common stock at an exercise price of $5.55 per share and performance-based RSUs to acquire a maximum of 43,000 shares of our common stock. We did not grant Mr. Golden any stock options or RSUs during fiscal 2009. See “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Employment Agreements with Named Executive Officers,” and “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Discretionary Bonuses
     We did not pay discretionary bonuses for fiscal 2010 to any of our named executive officers. We paid modest discretionary bonuses for fiscal 2009 to each of our named executive officers in recognition of their efforts during an extremely difficult economic climate. See “Executive Compensation — Fiscal 2010 Summary Compensation Table.” The bonuses were granted in recognition of the efforts of our named executive officers in connection with our production and sales ramp during the third quarter of fiscal 2009 and the resolution of litigation and regulatory matters, as well as their efforts in connection with our May 2009 public offering and our acquisition of USR.
COMPENSATION COMMITTEE REPORT
     Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
John B. Furman, Chairman
Jeffrey D. Buchanan
Robert L. Scott

EXECUTIVE COMPENSATION
Fiscal 2010 Summary Compensation Table
     The following table sets forth, for the fiscal years ended April 30, 2010, 2009, and 2008, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers in addition to two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as executive officers of our company at the end of our last completed fiscal year (collectively, our “named executive officers”).

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (3)	Compensation (4)	Compensation (5)	Total (6)
Michael F. Golden	2010	$450,000	—	$238,650	$182,990	$518,077	$239,587	$1,629,304
President and Chief	2009	$450,000	$112,500	—	—	—	$93,538	$656,038
Executive Officer	2008	$450,000	—	$2,251,600	$808,877	—	$103,482	$3,613,959
William F. Spengler(7)	2010	$320,008	—	$204,240	$156,848	$276,308	$48,015	$1,005,419
Executive Vice President,	2009	$269,545	$60,000	—	$1,017,408	—	$19,370	$1,366,323
Chief Financial Officer, and Treasurer
P. James Debney(8)	2010	$149,027	—	—	$357,053	$83,003	$90,870	$679,953
Vice President; President of Firearm Division
Matthew A. Gelfand(9)	2010	$241,381	—	—	$328,013	—	$8,450	$577,844
President of Perimeter Security Division
Ann B. Makkiya(10)	2010	$161,526	—	—	$144,793	$95,557	$38,345	$440,221
Vice President, Secretary,	2009	$144,170	$18,021	—	$67,210	—	$29,269	$258,670
and Corporate Counsel	2008	$140,905	—	$85,085	—	—	$29,013	$255,003
Leland A. Nichols(11)	2010	$300,000	—	—	$193,057	$179,169	$54,550	$726,776
Senior Vice President -	2009	$307,435	$39,085	—	$112,017	—	$51,175	$509,712
Sales and Marketing of	2008	$310,024	—	$261,800	—	—	$43,974	$615,798
Smith & Wesson Corp.
Kenneth W. Chandler(12)	2010	$246,740	—	—	$241,322	$147,360	$51,958	$687,380
Vice President - Operations	2009	$246,740	$30,843	—	$89,613	—	$51,575	$418,771
of Smith & Wesson Corp.	2008	$234,988	—	$157,080	—	—	$46,526	$438,594

(1)	No discretionary bonuses were paid for fiscal 2010 or fiscal 2008. See “Compensation Discussion and Analysis — Fiscal 2010 Compensation — Discretionary Bonuses.” For fiscal 2010, bonuses were paid pursuant to our fiscal 2010 Incentive Compensation Program. We did not pay bonuses pursuant to our fiscal 2008 Incentive Compensation Program or fiscal 2009 Incentive Compensation Program (see footnote 4 below).

(2)	The amounts shown in this column represent the grant date fair value for RSUs granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effect of forfeitures. The fiscal 2008 stock award amounts were restated from previous proxy disclosures to reflect changes in SEC rules. We did not make any RSU grants during fiscal 2009 to our named executive officers. The assumptions used in determining the grant date fair value of these awards are set forth in Note 17 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2010. For further information on these awards, see “Fiscal 2010 Grants of Plan-Based Awards” below and the narrative discussion that follows.

(3)	The amounts shown in this column represent the grant date fair value for stock options granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The fiscal 2009 and 2008 option award amounts were restated from previous proxy disclosures to reflect changes in SEC rules. The assumptions used in determining the grant date fair value of these awards are set forth in Note 17 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2010. For further information on these awards, see “Fiscal 2010 Grants of Plan-Based Awards” below and the narrative discussion that follows.

(4)	The amounts shown in this column constitute payments made under our fiscal 2010 Incentive Compensation Program. No amounts were paid under our fiscal 2008 Incentive Compensation Program or fiscal 2009 Incentive Compensation Program. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For a description of our fiscal 2010 Incentive Compensation Plan and amounts earned thereunder, see “Compensation Discussion and Analysis — Fiscal 2010 Compensation — Incentive Compensation.”

(5)	Reference is made to footnote 13 below.

(6)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(7)	Mr. Spengler has served as Executive Vice President and Chief Financial Officer of our company since July 2008 and Treasurer of our company since September 2008.

(8)	Mr. Debney has served as a Vice President of our company since April 2010 and as President of our Firearm Division since November 2009.

(9)	Mr. Gelfand has served as President of our Perimeter Security Division since July 2009. The amounts set forth in this table for Mr. Gelfand do not include the $370,833 that we paid to Mr. Gelfand in fiscal 2010 for amounts owed to him by USR prior to our acquisition of that company in July 2009.

(10)	Ms. Makkiya has served as a Vice President of our company since April 2009 and as Secretary and Corporate Counsel since February 2004.

(11)	Mr. Nichols has served as Senior Vice President — Sales and Marketing of our wholly owned subsidiary, Smith & Wesson Corp., since April 2010. Mr. Nichols served as Senior Vice President — Sales and Marketing of our company from September 2008 until April 2010 when we realigned our officers to take into account our holding company structure. Mr. Nichols served as Vice President — Sales of our company and as the Chief Operating Officer of Smith & Wesson Corp. from April 2006 until September 2008.

(12)	Mr. Chandler served as Vice President — Operations of Smith & Wesson Corp. from April 2010 until August 2010 when he left his position with our company. Mr. Chandler had previously served as Vice President — Operations of our company from November 2004 until April 2010 when we realigned our officers to take into account our holding company structure.

(13)	All Other Compensation is comprised of the following for fiscal 2010, 2009, and 2008:

						Income
					Matching	Associated with	Payments
					Contributions	Cancellation of	Under			Tax Gross-
			Reimbursement		to Defined	Executive Long-	Profit			Ups for
		Car	for Insurance		Contribution	Term	Sharing			Relocation
Name	Year	Allowance	Premiums (13a)		Plan	Retirement Plan	Plan	Relocation		Benefits	Total
Michael F. Golden	2010	$12,000	$34,728	(13b)	$7,551	—	$34,391	$91,786	(13c)	$59,131	$239,587
	2009	$12,000	$44,369	(13b)	$5,846	—	$31,323	—		—	$93,538
	2008	$12,000	$44,029	(13b)	$6,490	$20,385	$20,578	—		—	$103,482
William F. Spengler	2010	$12,000	$4,834		$5,036	—	—	$15,899	(13c)	$10,246	$48,015
	2009	$10,000	$4,833		$4,537	—	—	—		—	$19,370
P. James Debney	2010	$4,500	$825		$3,271	—	—	$53,156		$29,118	$90,870

						Income
					Matching	Associated with	Payments
					Contributions	Cancellation of	Under		Tax Gross-
			Reimbursement		to Defined	Executive Long-	Profit		Ups for
		Car	for Insurance		Contribution	Term	Sharing		Relocation
Name	Year	Allowance	Premiums (13a)		Plan	Retirement Plan	Plan	Relocation	Benefits	Total
Matthew A. Gelfand	2010	—	$8,450	(13d)	—	—	—	—	—	$8,450
Ann B. Makkiya	2010	$5,400	$1,837		$5,905	—	$25,203	—	—	$38,345
	2009	—	$1,837		$4,187	—	$23,245	—	—	$29,269
	2008	—	$1,684		$6,751	—	$20,578	—	—	$29,013
Leland A. Nichols	2010	$10,800	$2,742		$6,617	—	$34,391	—	—	$54,550
	2009	$10,800	$2,742		$6,310	—	$31,323	—	—	$51,175
	2008	$10,800	$2,742		$3,178	$6,676	$20,578	—	—	$43,974
Kenneth W. Chandler	2010	$10,800	$2,823		$3,944	—	$34,391	—	—	$51,958
	2009	$10,800	$2,823		$6,629	—	$31,323	—	—	$51,575
	2008	$10,800	$2,823		$6,385	$5,940	$20,578	—	—	$46,526

(13a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.

(13b)	Consists of reimbursement of disability insurance premiums ($9,603 for each fiscal year), reimbursement of medical insurance premiums ($1,565 for fiscal 2010, $11,206 for fiscal 2009, and $10,866 for fiscal 2008), and reimbursement of premiums under a $5.0 million term life insurance policy ($23,560 for each fiscal year).

(13c)	Represents expenses incurred in connection with moving the principal residence of Messrs. Golden and Spengler to Washington, D.C. in order to better take advantage of our business opportunities, including those related to government, military and M&A, and to more efficiently oversee our multiple physical locations in the eastern United States.

(13d)	Consists of reimbursement of medical insurance premiums.

Fiscal 2010 Grants of Plan-Based Awards
     The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2010.

								All Other
								Option	Exercise	Grant
								Awards:	or Base	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Price of	Value of
		Under Non-Equity			Under Equity Incentive			Securities	Option	Stock and
	Grant	Incentive Plan Awards (1)			Plan Awards (2)			Underlying	Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options	($/Sh)	Awards (3)
Michael F. Golden		$56,250	$450,000	$900,000
	9/18/2009							42,000	$5.55	$182,990
	9/18/2009					21,500	43,000			$238,650
William F. Spengler		$30,000	$240,000	$480,000
	9/18/2009							36,000	$5.55	$156,848
	9/18/2009					18,400	36,800			$204,240
P. James Debney		$9,875	$79,000	$158,000
	11/9/2009							100,000	$4.56	$357,053
Matthew A. Gelfand		$9,688	$77,500	$155,000
	12/7/2009							100,000	$4.19	$328,013
Ann B. Makkiya		$10,000	$80,000	$160,000
	8/5/2009							30,000	$6.11	$144,793
Leland A. Nichols		$18,750	$150,000	$300,000
	8/5/2009							40,000	$6.11	$193,057
Kenneth W. Chandler		$15,421	$123,370	$246,740
	8/5/2009							50,000	$6.11	$241,322

(1)	The amounts reflect the threshold, target, and maximum incentive compensation opportunity for our named executive officers under our fiscal 2010 Incentive Compensation Plan. All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above. Our fiscal 2010 Incentive Compensation Program is discussed under “Compensation Discussion and Analysis — Fiscal 2010 Compensation — Incentive Compensation.”

(2)	These performance-based RSUs vest based on the relative performance of our common stock against the Nasdaq Composite Index over the three-year period following the date of grant. See “Compensation Discussion and Analysis — Fiscal 2010 Compensation — Stock-Based Compensation.”

(3)	The amounts shown in this column represent the grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 17 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010
     The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2010.

	Option Awards				Stock Awards
								Equity
					Number		Equity	Incentive
					of	Market	Incentive	Plan Awards:
					Shares	Value of	Plan Awards:	Market or
					or	Shares or	Number of	Payout Value
					Units of	Units of	Unearned	of Unearned
					Stock	Stock	Shares,	Shares, Units
	Number of Securities				That	That	Units or	or
	Underlying Unexercised		Option	Option	Have	Have	Other Rights	Other Rights
	Options(1)		Exercise	Expiration	Not	Not	That Have	That Have
Name	Exercisable	Unexercisable	Price	Date	Vested(1)	Vested(2)	Not Vested	Not Vested(2)
Michael F. Golden	450,000	—	$1.47	12/6/14
	100,000	—	$4.46	7/19/15
	144,000	72,000	$15.00	11/12/17
	—	42,000	$5.55	9/18/19
					13,333	$59,599
							53,334 (3)	$238,399
							43,000 (4)	$192,210
William F. Spengler	83,333	166,667	$5.28	7/1/18
	—	36,000	$5.55	9/18/19
							36,800 (4)	$164,496
P. James Debney	—	100,000	$4.56	11/9/19
Matthew A. Gelfand	—	100,000	$4.19	12/7/19
Ann B. Makkiya	13,333	—	$4.46	7/19/15
	5,000	10,000	$5.81	6/2/18
	—	30,000	$6.11	8/5/19
					2,166	$9,632
Leland A. Nichols	100,000	—	$1.80	1/24/15
	50,000	—	$4.46	7/19/15
	8,334	16,666	$5.81	6/2/18
	—	40,000	$6.11	8/5/19
					6,666	$29,797
Kenneth W. Chandler	82,000	—	$1.55	11/16/14
	42,000	—	$4.46	7/19/15
	9,000	—	$4.93	11/8/15
	6,667	13,333	$5.81	6/2/18
	—	50,000	$6.11	8/5/19
					4,000	$17,880

(1)	Generally, awards of stock options and RSUs under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant.

(2)	The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

(3)	On November 12, 2007, we granted 160,000 RSUs to Mr. Golden in connection with his revised employment agreement, which vest as to one-third of the RSUs on each of the first, second, and third anniversaries of the date of grant, provided that (i) our company meets the target for EBITDA less stock compensation expense as established and determined by our Board of Directors for the fiscal year in which the applicable vesting date occurs, and (ii) Mr. Golden is employed by our company on the applicable annual anniversary date of the grant. In July 2010, we delivered 26,667 shares of our common stock to Mr. Golden pursuant to this RSU grant because our company met the targeted EBITDA less stock compensation expense as established by our Board of Directors for the first six-month period of fiscal 2010. However, because our company did not meet the targeted EBITDA less stock compensation expense as established by our Board of Directors for the second six-month period of fiscal 2010, Mr. Golden forfeited 26,666 RSUs pursuant to this grant. Mr. Golden also forfeited 53,333 RSUs pursuant to this grant because our company did not meet the targeted EBITDA less stock compensation expense as established by our Board of Directors for fiscal 2009. There are 53,334 RSUs remaining subject to this award.

(4)	These performance-based RSUs vest based on the relative performance of our common stock against the Nasdaq Composite Index over the three-year period following the date of grant. See “Compensation Discussion and Analysis — Fiscal 2010 Compensation — Stock-Based Compensation.”
Option Exercises and Stock Vested in Fiscal 2010
     The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended April 30, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting		on Vesting(2)
Michael F. Golden	50,000	$282,750	43,333	(3)	$220,998
William F. Spengler	—	—	—		—
P. James Debney	—	—	—		—
Matthew A. Gelfand	—	—	—		—
Ann B. Makkiya	—	—	7,833		$39,948
Leland A. Nichols	—	—	21,333	(4)	$108,798
Kenneth W. Chandler	—	—	11,333	(5)	$57,798

(1)	For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.

(3)	13,758 shares were withheld to satisfy withholding tax liability incident to the delivery of shares underlying RSUs.

(4)	6,772 shares were withheld to satisfy withholding tax liability incident to the delivery of shares underlying RSUs.

(5)	3,598 shares were withheld to satisfy withholding tax liability incident to the delivery of shares underlying RSUs.

Profit Sharing Plan
     We maintain a non-contributory profit sharing plan covering substantially all of our Springfield, Massachusetts and Houlton, Maine employees, including our executive officers. Employees become eligible to receive allocations of profit sharing contributions on the first day of the plan year nearest the date in which they complete one year of eligibility service. We make annual contributions to the plan equal to 15% of the operating profit of Smith & Wesson Corp. Operating profit is defined as income before interest, accruals in excess of cash payments for municipal litigations, and state and federal income taxes. Our contributions in any year are limited to 15% of the total compensation paid or accrued in the plan year to all employees who are participants of the plan as of the date of our contribution. Individual contributions are calculated by taking the total dollar contribution to be allocated and dividing by the higher of all participants’ current or five year average compensation to arrive at a distribution factor. The distribution factor is then multiplied by the individual’s eligible compensation (subject to the limits imposed by Section 415 of the Internal Revenue Code of 1986).
Pension Benefits
     We do not offer any pension benefits to any of our executive officers. We maintain a 401(k) plan in which our employees may participate.
Nonqualified Deferred Compensation
     We do not provide for any nonqualified deferred compensation for any of our executive officers. In fiscal 2010, we paid $370,833 to Mr. Gelfand for amounts owed to him by USR prior to our acquisition of that company in July 2009.
Employment Agreements with Named Executive Officers
     We and Michael F. Golden are parties to an employment agreement dated November 12, 2007, which we recently amended on July 12, 2010. The employment agreement, as amended, is referred to as the Employment Agreement. The Employment Agreement provides for the continued employment of Mr. Golden as the President and Chief Executive Officer of our company. Under the terms of the Employment Agreement, Mr. Golden is entitled to an annual base salary of $450,000 (subject to annual review and increases by our Board of Directors); is eligible to participate in our executive compensation programs, to receive a discretionary annual bonus as determined by our Board of Directors or committee thereof, and to receive annual stock-based awards as determined by our Board of Directors or committee thereof; and is entitled to receive other standard benefits, including a car allowance, participation in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, or benefits as may from time to time be provided to other executive employees of our company, and certain insurance benefits (including the reimbursement of reasonable insurance premiums for disability insurance, medical and hospitalization insurance, and a life insurance policy). In addition, the Employment Agreement provides that, in the event we terminate Mr. Golden’s employment without cause, we must provide to Mr. Golden certain severance benefits. These severance benefits are discussed in more detail below under “Potential Payments Upon Termination or Change in Control.” The Employment Agreement further prohibits Mr. Golden from competing with our company for a period equal to the longer of 12 months following the termination of his employment with our company, regardless of the reason therefor, or any period during which Mr. Golden receives cash severance pursuant to the terms of the Employment Agreement. The Employment Agreement also prohibits Mr. Golden from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company.
Potential Payments Upon Termination or Change in Control
Michael F. Golden
     The Employment Agreement with Mr. Golden provides that either we or Mr. Golden may terminate Mr. Golden’s employment at any time. If Mr. Golden’s employment is terminated by reason of his disability, his death, by him voluntarily, or by us for cause as a result of certain acts committed by Mr. Golden (as set forth in the

Employment Agreement), Mr. Golden will receive no further compensation under the Employment Agreement. If we unilaterally terminate Mr. Golden’s employment without cause, Mr. Golden will receive (i) his base salary for a period of 18 months after such termination, (ii) an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination, and (iii) any fringe benefits being received by him at the date of termination for a period equal to 18 months after such termination. In addition, if we unilaterally terminate Mr. Golden’s employment without cause, Mr. Golden will receive, for a period of 36 months following the termination, secretarial support of an employee of our company at our offices or, at the discretion of our company, a cash payment in lieu of the secretarial support in the amount of $10,000 per 12-month period.
     If we unilaterally terminate Mr. Golden’s employment without cause or by reason of Mr. Golden’s death or disability, or if Mr. Golden voluntarily terminates his employment following a qualifying change in control event as described below, the Employment Agreement provides that he will receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined by our Board of Directors in its sole discretion. If we unilaterally terminate Mr. Golden’s employment after the one year anniversary of the amendment to his Employment Agreement without cause, or if Mr. Golden voluntarily terminates his employment following a qualifying change in control event as described below after the one year anniversary of the amendment to his Employment Agreement, the stock options granted pursuant to any employment agreement with us that are vested as of the date of such termination will have a nine-month post-termination exercise period. If we unilaterally terminate Mr. Golden’s employment without cause or by reason of Mr. Golden’s disability, or if Mr. Golden voluntarily terminates his employment with at least six months advance notice to us or following a qualifying change in control event as described below, we will continue to pay the life insurance premiums on any then existing life insurance policy provided by our company, up to an annual premium of $20,000, until 36 months following the termination of Mr. Golden’s employment.
     Mr. Golden’s Employment Agreement provides that, in the event of a change in control of our company (as defined in the Employment Agreement), Mr. Golden may, at his option and upon written notice to us, terminate his employment, unless (i) the change in control has been approved by our Board of Directors, (ii) the provisions of the Employment Agreement remain in full force and effect, and (iii) Mr. Golden suffers no reduction in his status, duties, authority, or compensation following the change in control, provided that Mr. Golden will be considered to suffer a reduction in his status, duties, or authority if, after the change in control, (a) he is not the chief executive officer of the company that succeeds to our business, (b) such company’s stock is not listed on a national stock exchange, or (c) such company terminates Mr. Golden’s employment or reduces his status, duties, authority, or compensation within one year of the change in control. If Mr. Golden terminates his employment due to a change in control not approved by the Board of Directors or following which the Employment Agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive (i) his base salary for a period of 24 months after the such termination, (ii) an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, and (iii) any fringe benefits being received by him at the date of termination for a period equal to 24 months after such termination. In addition, any unvested options and restricted stock units granted pursuant to any employment agreement with us will immediately vest.
William F. Spengler
     On June 27, 2008, we entered into a severance and change in control agreement with Mr. Spengler. If Mr. Spengler’s employment is terminated for any reason other than a termination by us for cause (as defined in the agreement), the agreement provides that (a) we will pay Mr. Spengler his base salary for a period of 12 months following such termination; (b) we will pay Mr. Spengler, at the same time as bonuses are paid to our other executives, a portion of the bonus earned by Mr. Spengler pro rata for the period commencing on the first day of our fiscal year for which the bonus is calculated and ending on the date of such termination; and (c) all unvested stock-based compensation held by Mr. Spengler will vest as of the date of such termination.
     The agreement with Mr. Spengler also provides that, in the event of a change in control of our company, Mr. Spengler may, at his option and upon written notice to us, terminate his employment with the same force and effect as if such termination were other than for cause as provided in the agreement, except that we will pay

Mr. Spengler his base salary for a period of 18 months rather than 12 months, unless (i) the change in control has been approved by our Board of Directors, (ii) the provisions of the agreement remain in full force and effect, and (iii) Mr. Spengler suffers no reduction in his status, duties, authority, or compensation following such change in control, provided that Mr. Spengler will be considered to suffer a reduction in his status, duties, or authority if, after such change in control, (a) he is not the chief financial officer of the company that succeeds to our business immediately prior to the change in control; (b) such company’s common stock is not listed on a national stock exchange; (c) such company terminates Mr. Spengler or reduces his status, duties, authority, or compensation within one year of the change in control; or (d) as a result of the change in control, Mr. Spengler is required to relocate out of either Springfield, Massachusetts (or surrounding areas) or Washington, D.C. (or surrounding areas).
     The agreement also contains a provision that prohibits Mr. Spengler from competing with our company for a period of 12 months following the termination of his employment with our company for any reason. The agreement also contains a provision that prohibits Mr. Spengler from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.
Matthew A. Gelfand
     USR is a party to a severance agreement with Mr. Gelfand. The severance agreement provides that, in the event USR terminates Mr. Gelfand’s employment without cause (as defined in the severance agreement) or Mr. Gelfand terminates his employment with USR for good reason (as defined in the severance agreement), (a) USR will pay to Mr. Gelfand his base salary for a period of 12 months following such termination; (b) USR will pay at the same time as bonuses are paid to USR’s or our other executives, a portion of the bonus earned by Mr. Gelfand for the period commencing on the first day of the fiscal year for which the bonus is calculated and ending on the date of termination; and (c) all unvested stock-based compensation held by Mr. Gelfand will vest as of the date of termination. In addition, in the event that Mr. Gelfand voluntarily resigns his employment within one year following a “sale of the company” (which is defined in the severance agreement as a transaction that results in a material change in ownership of USR), Mr. Gelfand shall receive the same severance benefits described above, provided that the severance benefits described in (a) and (b) above will be paid in a lump sum payment to Mr. Gelfand.
     The agreement also contains a provision that prohibits Mr. Gelfand from competing with USR for a period of 12 months following the termination of his employment with cause or during any period in which Mr. Gelfand is receiving severance payments pursuant to the agreement. The agreement also contains a provision that prohibits Mr. Gelfand from soliciting or hiring USR’s personnel or employees for a period of 12 months following the termination of his employment with cause or during any period in which Mr. Gelfand is receiving severance payments pursuant to the agreement.
Leland A. Nichols and Kenneth W. Chandler
     We are a party to severance agreements with Messrs. Nichols and Chandler. The severance agreements provide that, in the event we terminate Mr. Nichols’ or Mr. Chandler’s employment other than for cause (as defined in the severance agreements), (a) we will pay to Mr. Nichols and Mr. Chandler their respective base salaries for a period of 12 months following such termination; (b) we will pay at the same time as bonuses are paid to our other executives, a portion of the bonus earned by Mr. Nichols and Mr. Chandler for the period commencing on the first day of the fiscal year for which the bonus is calculated and ending on the date of termination; and (c) all unvested stock-based compensation held by Mr. Nichols and Mr. Chandler will vest as of the date of termination. On August 6, 2010, Mr. Chandler left his position as Vice President — Operations of Smith & Wesson Corp. Under the terms of Mr. Chandler’s severance agreement, we will pay Mr. Chandler the amounts reported below.
     The agreements also contain a provision that prohibit Messrs. Nichols and Chandler from competing with our company for a period of 12 months following the termination of their employment with our company other than for cause. The agreements also contain a provision that prohibit Messrs. Nichols and Chandler from soliciting or hiring our personnel or employees for a period of 24 months following the termination of their employment with our company other than for cause.

     The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of Messrs. Golden, Spengler, Gelfand, Nichols, and Chandler upon termination of employment or a change in control of our company. The tables below assume that the termination or change in control event took place on April 30, 2010.
Michael F. Golden (1)

	Involuntary Not	Voluntary Termination
	for Cause	Following a Qualifying	Voluntary
Executive Benefits	Termination	Change in Control	Termination	Disability
Cash Severance	$675,000	$900,000	—	—
Bonus	$315,289	$315,289	—	—
Health and Welfare Benefits (2)	$88,078	$97,437	$60,000 (3)	$60,000
Other Benefits	$48,000 (4)	$24,000 (5)	—	—
Equity Treatment (6)	—	$394,102	—	—

(1)	The amounts shown for Mr. Golden assume that his Employment Agreement, as amended, was in effect on April 30, 2010.

(2)	Includes reimbursement of disability insurance premiums; reimbursement of medical insurance premiums; reimbursement of premiums under a $5.0 million life insurance policy; and matching contributions to our defined contribution plan.

(3)	If Mr. Golden provides us with more than six months advance notice of his voluntary termination of employment, we will continue to pay the life insurance premiums on any then existing life insurance policy provided by our company, up to an annual premium of $20,000.

(4)	Includes secretarial support for a period of 36 months following Mr. Golden’s termination of employment (or, at our discretion, a $10,000 cash payment per 12-month period) and a car allowance for 18 months.

(5)	Includes a car allowance for 24 months.

(6)	Amounts include the market value of unvested equity awards that would become fully vested upon termination without cause or upon a qualifying change in control.
William F. Spengler

	Involuntary Not	Voluntary Termination Following
Executive Benefits	for Cause Termination	a Qualifying Change in Control
Cash Severance	$320,008	$480,012
Bonus	—	—
Health and Welfare Benefits	—	—
Other Benefits	—	—
Equity Treatment (7)	$82,248	$82,248

(7)	Amounts include the market value of unvested equity awards that would become fully vested upon termination without cause or upon a qualifying change in control.

Matthew A. Gelfand

Voluntary Termination
	Involuntary Not for	Voluntary for Good	Following a “Sale of the
Executive Benefits	Cause Termination	Reason Termination	Company” (8)
Cash Severance	$310,000	$310,000	$310,000
Bonus	—	—	—
Health and Welfare Benefits	—	—	—
Other Benefits	—	—	—
Equity awards (9)	$28,000	$28,000	$28,000

(8)	In order to receive the listed benefits, Mr. Gelfand must voluntarily resign his employment within one year following a “sale of the company.”

(9)	Amounts include the market value of unvested equity awards that would become fully vested upon termination without cause, for good reason, or upon a “sale of the company.”
Leland A. Nichols

Executive Benefits	Involuntary Not for Cause Termination
Cash Severance	$300,000
Bonus	—
Health and Welfare Benefits	—
Other Benefits	—
Equity Treatment (10)	$29,797

(10)	Amounts include the market value of unvested equity awards that would become fully vested upon termination without cause.
Kenneth W. Chandler

Executive Benefits	Involuntary Not for Cause Termination
Cash Severance	$246,740
Bonus	—
Health and Welfare Benefits	—
Other Benefits	—
Equity Treatment (11)	$17,880

(11)	Amounts include the market value of unvested equity awards that would become fully vested upon termination without cause.
2001 Employee Stock Purchase Plan
     Our 2001 Employee Stock Purchase Plan is designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors in November 2001 and approved by our stockholders in February 2002. Our Board of Directors amended the plan in May 2004. There are 10,000,000 shares of our common stock reserved for issuance under the plan. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan. The plan gives broad powers to our Board of Directors or the committee to administer and interpret the plan.
     The plan permits our employees to purchase our common stock at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per year are eligible to participate in any of the purchase periods of the plan. However, any participant who would own, as determined under the Internal Revenue Code of 1986, immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of our company will not be granted an option under the plan. The plan as amended is implemented in a series of successive offering periods, each with a maximum duration of six months.
     Eligible employees may elect to participate in the plan on April 1 or October 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the plan, a participating employee is granted the right to purchase shares of common stock on the last business day on or before each March 31 and September 30 during which the employee is a participant in the plan. Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% of the participant’s compensation on each payroll date. Payment on the initial purchase date in the first offering period will be a lump-sum payment unless the participant elects otherwise. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each purchase date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan.
     As required by tax law, no participant may receive an option under the plan for shares that have a fair market value in excess of $25,000 for any calendar year, determined at the time the option is granted. In addition, no participant may purchase more than 12,500 shares on any purchase date. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.
     No plan contributions or options granted under the plan are assignable or transferable. The expiration date of the plan will be determined by our Board of Directors and may be made any time following the close of any six-month exercise period, but may not be longer than 10 years from April 1, 2002. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by our Board of Directors. In the event of a merger, a sale of at least 50% of our then outstanding common stock, or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation. If the options under the plan are not assumed or equivalent options are not substituted by the successor corporation, then the purchase date for the options will be accelerated to a date prior to the transaction, and on the closing of the transaction, all outstanding options and the plan will terminate. The unexercised portion of any option granted to an employee under the plan will automatically terminate immediately upon the termination of an employee’s employment for any reason, including retirement or death.
     The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.
     Our Board of Directors or the committee may amend, suspend, or terminate the plan at any time, provided that such amendment may not adversely affect the rights of the holder of an option. However, the plan may be amended to shorten any outstanding offerings (even if it adversely affects the option holders) to eliminate or minimize any adverse financial accounting consequences.
     Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.
2001 Stock Option Plan
     Our 2001 Stock Option Plan was designed to attract, motivate, retain, and reward our employees, officers, directors, and independent contractors by providing them with stock options. Eligible persons under the plan included key personnel (including directors and executive officers), consultants, and independent contractors who performed valuable services for us or our subsidiaries. Upon the approval by our stockholders of our 2004 Incentive Stock Plan in September 2004, we ceased making new grants under the 2001 Stock Option Plan.

     As of April 30, 2010, there were outstanding issued but unexercised options to acquire 178,500 shares of our common stock at an average exercise price of $1.67 per share under the 2001 Stock Option Plan.
2004 Incentive Stock Plan
     Our 2004 Incentive Stock Plan was adopted by our Board of Directors in May 2004 and approved by our stockholders in September 2004. The 2004 Incentive Stock Plan was amended by our Board of Directors in July 2006 and approved by our stockholders in September 2006. The plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we may grant stock options, restricted stock, restricted stock units, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the plan only to our employees, including our officers who are employees. There were outstanding issued but unexercised options to acquire 2,578,764 shares of our common stock at an average exercise price of $5.76 per share under the plan as of April 30, 2010. There were also issued and outstanding 210,727 undelivered RSUs under the plan as of April 30, 2010. The material features of the plan are outlined below.
     Shares available for awards; adjustments. Under the plan, an aggregate number of shares of common stock equal to the lesser of (1) 15% of the shares of our common stock outstanding from time to time or (2) 10,000,000 shares is available for issuance pursuant to awards granted under the plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under the plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. The plan also provides for adjustment of the number and kind of shares for which awards may be granted, the number and kind of shares subject to the plan’s annual limits, the number and kind of shares subject to outstanding awards, the applicable exercise price of outstanding awards, and any other applicable aspect of an outstanding award, as determined by our committee, in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of any dividend or other distribution (whether in the form of cash, our stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event that affects our stock or such other securities of ours or any other issuer.
     Administration. The plan is administered by a committee of our Board of Directors. The committee determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee. The committee, in its discretion, may accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, including such acceleration in connection with a “change in control” of our company or upon a termination of service after a change in control.
     Stock options and stock appreciation rights. The committee is authorized to grant stock options, including incentive stock options. In addition, the committee is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The committee determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of our common stock on the grant date. The committee generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be vested and exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the committee, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the committee. The committee determines methods of exercise and settlement and other terms of the stock appreciation rights.

     Restricted stock. The committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee.
     Restricted stock units. The committee is authorized to grant restricted stock units, or RSUs. RSUs are a right to receive a share of our common stock at the end of a specified period (usually after completion of a vesting schedule relating to continuation of service or achievement of performance goals), subject to possible forfeiture of the award in the event of certain terminations of employment or service prior to the end of the specified period.
     Bonus stock and other stock-based awards. The committee is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the committee may specify. The committee is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The committee determines the terms and conditions of such awards.
     Automatic grants to directors. Under the plan, as long as shares are available for grant under the plan, we will make automatic grants of options to our directors. On the date a non-employee director is first appointed or elected to our Board of Directors, we will automatically grant an option to purchase 25,000 shares to that new director. In addition, each year we will grant either an option to purchase 10,000 shares of our common stock or 3,000 RSUs to each non-employee director at the time of our annual meeting of stockholders, provided that such director did not receive his or her initial automatic grant of an option to purchase 25,000 shares within 90 days of the date of the annual automatic option grant. The exercise price of the options is the fair market value of our common stock on the date of the grant. The options vest and become exercisable as to 1/12th per month after the date of grant, and expire on the tenth anniversary of the date of grant. The RSUs vest as to 1/12th per month after the date of grant, and the stock underlying vested RSUs are scheduled to be delivered to each non-employee director at his or her election on (1) the one-year anniversary of the date of grant, (2) the earlier of the three-year anniversary of the date of grant or the retirement or resignation of the non-employee director as a member of our Board of Directors, or (3) the retirement or resignation of the non-employee director as a member of our Board of Directors.
     Other terms of awards. Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the committee. Awards under the plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest on deferred amounts. The committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.
     Acceleration of vesting; change in control. The committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the plan. To the extent we undergo a sale of all or substantially all of our assets, reorganization, merger, or consolidation in which we do not survive, or in which our securities are exchanged or converted into securities issued by another entity, the plan provides that outstanding options may be assumed or substituted for in accordance with their terms with the consent of our Board of Directors or the committee. If the options are not assumed or substituted for, to the extent applicable, such options will terminate immediately prior to the closing of the corporate transaction. The committee will give option holders a reasonable period of time prior to the closing of the corporate transaction to exercise their outstanding vested options.
     Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Such amendment or termination may not materially and adversely affect the rights of any participant with an outstanding award without the consent of the participant. Unless terminated earlier by our Board of Directors, the plan will terminate on the earlier of (1) ten years from the date of the later to occur of (i) the original date the plan was approved by our Board of Directors or our stockholders, whichever is earlier, or (ii) the date an increase in the number of shares reserved for issuance under the plan is approved by our Board of Directors (so long as such increase is also approved by our stockholders), and (2) at such time as no shares of common stock remain available for issuance under the plan and our company has no further rights or obligations with respect to outstanding awards under the plan.

DIRECTOR COMPENSATION
     Since fiscal 2008, we have paid each non-employee director an annual retainer in the amount of $70,000. In fiscal 2010, the non-employee Chairman of the Board and the non-employee Chairs of the Audit Committee and the Compensation Committee each received an additional $25,000 per year over the standard outside director compensation; the non-employee Vice Chairman of the Board received an additional $18,000 per year plus a per diem expense allowance of $1,000 while traveling on behalf of our company at various industry functions; and the non-employee Chair of the Nominations and Corporate Governance Committee received an additional $6,000 per year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
     Each non-employee director receives an automatic grant of options to acquire 25,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. In fiscal 2009 and fiscal 2010, each non-employee director also received a grant of options to purchase 10,000 shares of our common stock at the meeting of our Board of Directors held immediately after our annual meeting of stockholders for that year. In fiscal 2008, each non-employee director received an automatic grant of 3,000 RSUs at the meeting of our Board of Directors held immediately following our 2007 annual meeting of stockholders.
     The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2010. Mr. Golden does not receive any compensation for service on our Board of Directors.

	Fees Earned
	or Paid in	Option	All Other
Name (1)	Cash (2)	Awards (3)	Compensation (4)	Total
Barry M. Monheit	$95,000	$43,022	—	$138,022
Jeffrey D. Buchanan	$95,000	$43,022	—	$138,022
John B. Furman	$91,833	$43,022	—	$134,855
Mitchell A. Saltz	$70,000	$43,022	$9,217	$122,239
Robert L. Scott	$103,000	$43,022	$9,217	$155,239
I. Marie Wadecki	$76,000	$43,022	—	$119,022
David M. Stone (5)	$40,833	$43,022	—	$83,855

(1)	As of April 30, 2010, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Barry M. Monheit (3,000); Jeffrey D. Buchanan (0); John B. Furman (0); Mitchell A. Saltz (0); Robert L. Scott (3,000); and I. Marie Wadecki (3,000). As of April 30, 2010, each of the non-employee directors had the following number of stock options outstanding: Barry M. Monheit (60,000); Jeffrey D. Buchanan (65,000); John B. Furman (60,000); Mitchell A. Saltz (145,000); Robert L. Scott (40,000); and I. Marie Wadecki (60,000).

(2)	All fees were paid in cash.

(3)	The amounts shown in this column represent the grant date fair value for stock options granted to the directors calculated in accordance with FASB ASC Topic 718 “Compensation - Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 17 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2010.

(4)	Messrs. Saltz and Scott receive medical and dental coverage under our medical plan. The amount of this coverage under our COBRA benefits plan is $9,217.

(5)	Admiral Stone passed away in November 2009.
     We lease approximately 2,800 square feet of office space in Scottsdale, Arizona. We previously maintained our executive offices in Scottsdale before moving those offices to Springfield, Massachusetts where our principal manufacturing plant is located. We currently utilize the Scottsdale office for various corporate purposes, including holding board committee and other business meetings and conducting various corporate acquisition and investor relations functions. The office also satisfies the requirement to maintain a Scottsdale office contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2010.

(a) Number of
	Securities to be	(b) Weighted
	Issued Upon	Average Exercise	(c) Number of Securities
	Exercise of	Price of	Remaining Available for
	Outstanding	Outstanding	Future Issuance Under
	Options,	Options,	Equity Compensation Plans
	Warrants, and	Warrants, and	(Excluding Securities
Plan Category	Rights (1)	Rights (2)	Reflected in Column (a)(3)
Equity Compensation Plans Approved by Stockholders	2,967,991	$5.10	13,660,572

Equity Compensation Plans Not Approved by Stockholders (4)	450,000	$1.47	—

Total	3,417,991	$5.33	13,660,572

(1)	Includes 210,727 shares issuable upon vesting of RSUs granted under the 2004 Incentive Stock Plan. The remaining balance consists of outstanding stock option grants.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(3)	Under our 2004 Incentive Stock Plan, an aggregate number of shares of our common stock equal to the lesser of (a) 15% of the shares of our common stock outstanding from time to time or (b) 10,000,000 shares is available for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2010, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2004 Incentive Stock Plan was 5,205,333. Our 2001 Employee Stock Purchase Plan (“ESPP”) authorizes the sale of up to 10,000,000 shares of our common stock to employees. As of April 30, 2010, there were 8,455,239 shares of common stock reserved for issuance under our ESPP.

(4)	Represents a stock option granted pursuant to the Non-Qualified Stock Option Agreement dated December 6, 2004 between us and Mr. Golden. The option grant vests in equal installments over five years and has a maximum term of ten years. Unless otherwise set forth in Mr. Golden’s employment agreement, (a) upon termination of employment without cause, the option (to the extent vested and outstanding) will remain exercisable for three months following termination of employment; (b) upon termination of employment as a result of death or mental or physical disability, the option (to the extent vested and outstanding) will remain exercisable for 12 months after termination of employment; (c) if employment is terminated for cause, the option immediately terminates; (d) upon a change in control (as defined in the agreement) not approved by the Board of Directors, the option shall become fully vested and exercisable. The option may be exercised by payment of cash or, with the consent of the Company, by promissory note or through a cashless exercise program.

REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.
     The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
     In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.
     The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held six meetings during the fiscal year ended April 30, 2010.
     Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2010 for filing with the SEC.
     The report has been furnished by the Audit Committee of our Board of Directors.
Jeffrey D. Buchanan, Chairman
John B. Furman
I. Marie Wadecki

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than ten percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
     Based solely upon our review of the copies of such forms received by us during the fiscal year ended April 30, 2010, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Mr. Gelfand filed one late report on Form 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock on August 2, 2010 by (1) each director, nominee for director, and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)	Percent(2)
Directors and Executive Officers:
Michael F. Golden (3)	958,643	1.58%
William F. Spengler (4)	189,867	*
P. James Debney	—	—
Matthew A. Gelfand (5)	1,332,952	2.22%
Ann B. Makkiya (6)	49,068	*
Leland A. Nichols (7)	301,612	*
Kenneth W. Chandler (8)	253,331	*
Jeffrey D. Buchanan (9)	83,150	*
John B. Furman (10)	103,000	*
Barry M. Monheit (11)	341,800	*
Mitchell A. Saltz (12)	1,839,100	3.06%
Robert L. Scott (13)	125,000	*
I. Marie Wadecki (14)	77,950	*
All directors and executive officers as a group (13 persons) (15)	5,655,473	9.16%
5% Stockholders:
BlackRock, Inc. (16)	3,295,719	5.49%

*	Less than 1% of the outstanding shares of common stock

(1)	Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)	The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 59,980,060 shares of common stock outstanding on August 2, 2010. The numbers and percentages shown include the shares of common stock actually owned on August 2, 2010 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 2, 2010 upon the exercise of options or the delivery of RSUs are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3)	Includes 708,000 shares of common stock issuable upon exercise of vested stock options.

(4)	Includes 178,667 shares of common stock issuable upon exercise of vested stock options.

(5)	Includes 500,000 shares held by the Laura Forrester Gelfand 2009 Grantor Retained Annuity Trust, of which Mr. Gelfand is a trustee.

(6)	Includes 33,333 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 180,001 shares of common stock issuable upon exercise of vested stock options.

(8)	Includes 203,000 shares of common stock issuable upon exercise of vested stock options. On August 6, 2010, Mr. Chandler left his position as Vice President — Operations of Smith & Wesson Corp. Under the terms of Mr. Chandler’s severance agreement, all unvested stock-based compensation held by Mr. Chandler vested as of August 6, 2010. These vested stock options expire on November 4, 2010.

(9)	Includes (a) 65,000 shares of common stock issuable upon exercise of vested stock options, and (b) 150 shares held indirectly by Mr. Buchanan’s son.

(10)	Includes (a) 60,000 shares of common stock issuable upon exercise of vested stock options, (b) 1,000 shares held by K.I.D.S. Properties, LP, and (c) 5,000 shares held by Mr. Furman’s defined benefit pension trust.

(11)	Includes 60,000 shares of common stock issuable upon exercise of vested stock options.

(12)	Includes 145,000 shares of common stock issuable upon exercise of vested stock options. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.

(13)	Includes 40,000 shares of common stock issuable upon exercise of vested stock options.

(14)	Includes (a) 60,000 shares of common stock issuable upon exercise of vested stock options, and (b) 15,000 shares held by Ms. Wadecki’s spouse.

(15)	Includes 1,733,001 shares of common stock issuable upon exercise of vested stock options.

(16)	Based on the statement on Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. has sole voting and dispositive power over all such shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our Board of Directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders.
     Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
     The firm of BDO USA, LLP (formerly BDO Seidman, LLP), an independent registered public accounting firm, has audited the financial statements of our company for the fiscal years ended April 30, 2008, 2009, and 2010. Our Audit Committee has appointed BDO USA, LLP (formerly BDO Seidman, LLP) to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2011 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of BDO USA, LLP (formerly BDO Seidman, LLP) will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence.
Audit Fees
     The aggregate fees billed to our company by BDO USA, LLP (formerly BDO Seidman, LLP) for the fiscal years ended April 30, 2009 and 2010 are as follows:

	2009	2010
Audit Fees	$1,185,998	$1,460,867
Audit-Related Fees	40,000	25,238
Tax Fees	—	—
All Other Fees	—	—

Total	$1,225,998	$1,486,105

     Audit services for fiscal 2009 and 2010 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and the review of our quarterly financial statements.
     Audit-related services for fiscal 2010 consisted of work related to the filing of Form S-3 for shares issued in connection with our acquisition of USR and review of our response to an SEC comment letter received during fiscal 2010. Audit-related services for fiscal 2009 consisted of work associated with the issuance of a comfort letter in early fiscal 2010.
Audit Committee Pre-Approval Policies
     The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.
     To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.
     Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.
     All of the services provided by BDO USA, LLP (formerly BDO Seidman, LLP) described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
     Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending April 30, 2011 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business related to our 2011 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than June 29, 2011 and no later than July 29, 2011; or (b) if our 2011 Annual Meeting of Stockholders is held after October 27, 2011, no earlier than 90 days in advance of such annual meeting and no later than the close of business on the later of (i) 60 days prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.
     A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.
OTHER MATTERS
     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: August 23, 2010

SMITH & WESSON HOLDING CORPORATION 2100 ROOSEVELT AVENUE SPRINGFIELD, MA 01104

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by SMITH & WESSON HOLDING CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M26882-P00209	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SMITH & WESSON HOLDING CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	PROPOSAL 1: ELECTION OF DIRECTORS:	☐	☐	☐
To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified:

Nominees: 01) Barry M. Monheit 02) Robert L. Scott 03) Michael F. Golden 04) Jeffrey D. Buchanan	05) John B. Furman 06) Mitchell A. Saltz 07) I. Marie Wadecki

	For	Against	Abstain
Vote on Proposal

2.
PROPOSAL 2: To ratify the appointment of BDO USA, LLP (formerly BDO Seidman, LLP), an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2011.
	☐	☐	☐

and upon such matters which may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors and FOR proposal 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M26883-P00209

SMITH & WESSON HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2010 ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 27, 2010
The undersigned stockholder of SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 23, 2010, and hereby appoints Barry M. Monheit and Michael F. Golden, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company, to be held on Monday, September 27, 2010, at 9:00 a.m., local time, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the ratification of the appointment of BDO USA, LLP (formerly BDO Seidman, LLP) as the independent registered public accountant of the Company; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP (FORMERLY BDO SEIDMAN, LLP) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2011.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.